UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  33-44946
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                            Railcar Trust No. 1992-1
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             (Exact name of registrant as specified in its charter)

                          c/o Wilmington Trust Company
                               Rodney Square North
                            1100 North Market Street
                           Wilmington, Delaware 18980
                                 (302) 651-1000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       7.75% Trust Notes due June 1, 2004
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            (Title of each class of securities covered by this Form)

                                       N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)                 Rule 12h-3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6              |X|

     Approximate number of holders of record as of the certification or notice date: 53
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Railcar
Trust No. 1992-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 27, 2000             By:  /s/ David A. Vanaskey, Jr.
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                                        WILMINGTON TRUST COMPANY, as Trustee
                                        under the Second Amended and Restated
                                        Trust Agreement dated as of May 1, 1992
                                        between WILMINGTON TRUST COMPANY and the
                                        TRUSTORS from time to time parties
                                        thereto re: Railcar Trust No. 1992-1

                                        Name:  David A. Vanaskey, Jr.

                                        Title:    Vice President